CWT DRAFT 7/12/01



                             [CADWALADER LETTERHEAD]





                                  July __, 2001




Banc of America Commercial Mortgage Inc.
Bank of America Corporate Center
100 North Tryon Street
Charlotte, NC 28225


      Re:   Banc of America Commercial Mortgage Inc.
            Commercial Mortgage Pass-Through Certificates
            Registration Statement on Form S-3
            ---------------------------------------------


Ladies and Gentlemen:

            We have acted as special counsel to Banc of America Commercial Mortgage Inc., a Delaware corporation (the "Registrant"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of Commercial Mortgage Pass-Through Certificates (the "Certificates"), and the filing of a Registration Statement on Form S-3 (the "Registration Statement") relating to the Certificates. The Certificates are issuable in series under separate pooling and servicing agreements (each such agreement, a "Pooling and Servicing Agreement") among the Registrant, a trustee, a master servicer, a special servicer and/or a REMIC administrator to be identified in the prospectus supplement for each such series of Certificates.

            In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Pooling and Servicing Agreement, the Registration Statement and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to any facts material to such opinions that were not known to us, we have relied upon statements and representations of officers and other representatives of the Registrant and of public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Registrant in connection with the preparation and delivery of this letter.

            We have also assumed that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are valid, binding and enforceable obligations of such parties.

            We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York (without regard to conflicts of laws principles), and, to the extent expressly referred to in this opinion letter, the federal laws of the United States of America. In rendering this opinion letter, we have not passed upon and do not pass upon the application of the "doing business" or securities laws of any jurisdiction. This opinion letter is further subject to the qualification that enforceability may be limited by: (1) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors' rights generally;
(2) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (3) forum non conveniens or venue clauses;
(4) waivers of rights or protective legal requirements; (5) setoff clauses; (6) limitations of liability; and (7) severability clauses. Furthermore, enforcement of rights with respect to indemnification and contribution obligations and provisions (a) purporting to waive or limit rights to trial by jury, oral amendments to written agreements or rights of setoff or (b) relating to submission to jurisdiction or service of process, may be limited by applicable law or considerations of public policy.

            Based upon and subject to the foregoing, we are of the opinion that, with respect to a series of Certificates as to which we are designated as counsel in the applicable prospectus supplement:

            1. When a Pooling and Servicing Agreement for such series of Certificates has been duly authorized by all necessary action and duly executed and delivered by the parties thereto, the Pooling and Servicing Agreement will be a legal and valid obligation of the Registrant.

            2. When a Pooling and Servicing Agreement for such series of Certificates has been duly authorized by all necessary action and duly executed and delivered by the parties thereto, and when the Certificates of such series have been duly executed and authenticated in accordance with the provisions of the Pooling and Servicing Agreement and issued and sold as contemplated in the Registration Statement and the prospectus and prospectus supplement delivered in connection therewith, the Certificates will be legally and validly issued and outstanding, fully paid and non-assessable, and the holders of the Certificates will be entitled to the benefits of the Pooling and Servicing Agreement.

            3. The description of federal income tax consequences appearing under the heading "Certain Federal Income Tax Consequences" in the prospectus contained in the Registration Statement accurately describes the material federal income tax consequences to holders of Offered Certificates, under existing law and subject to the qualifications and assumptions stated therein.

            We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to the use of our name in the prospectus included in the Registration Statement under the headings "Legal Matters" and "Certain Federal Income Tax Consequences". This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                       Very truly yours,


                                       /s/ Cadwalader, Wickersham & Taft